ANACOMP(R) FILES CH. 11 PREPACKAGED REORGANIZATION PLAN
                         TO COMPLETE DEBT RESTRUCTURING
           EXPECTS TO EMERGE PROMPTLY AS A STRONGER, HEALTHIER COMPANY


SAN DIEGO, CA - OCTOBER 19, 2001 - ANACOMP, INC. (OTC BB: ANCO) today announced that the Company has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code, together with a prepackaged plan of reorganization.

      Because its voting noteholders and senior lending group have unanimously voted to accept the plan, Anacomp expects to emerge from Chapter 11 proceedings promptly as a much stronger, healthier company.

      "Today's filing not only will provide the greatest recovery for our creditors, but also the most efficient and effective means to restructure our debt and create an appropriate capital structure that will allow the Company to optimize its business opportunities," said Phil Smoot, President and Chief Executive Officer of Anacomp. "The restructuring process should have no impact on Anacomp's ability to fulfill obligations to our employees, customers or business partners. Daily operations should continue without interruption, with suppliers being paid for goods furnished and services rendered during and after the filing."

      As previously announced, Anacomp has received final credit approval on a new term sheet with its existing senior lending group, led by Fleet National Bank. The new revolving credit facility will be available upon confirmation of the restructuring plan by the bankruptcy court to fund post-petition operating expenses and supplier and employee obligations.

      Anacomp is seeking Chapter 11 protection due primarily to evolving changes in its operations that have resulted in payment defaults on its 10 7/8% Senior Subordinated Notes due 2004. The Company has improved its performance and cash flow significantly during the past year by streamlining operations, selling non-core businesses and reducing overhead costs. It has also enhanced service offerings in both its Document Solutions and Technical Services business units.


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      Under the plan, the Notes and existing Anacomp Common Stock would be canceled, and new common stock issued. New Class A Common Stock would be distributed to the holders of the Notes, as well as reserved for issuance as incentive compensation to Anacomp personnel. New Class B Common Stock would be distributed to holders of existing Anacomp Common Stock and would be subject to additional dilution, as provided in the plan.

      For each share of existing Common Stock held immediately prior to the effective date of the plan, common stockholders would receive .0002769 shares of new Class B Common Stock. In addition, for each share of new Class B Common Stock held immediately following the effective date, common stockholders would receive 194.12 warrants. Each warrant would be exercisable for a period of five years for the purchase of one share of the new Class B Common Stock at an exercise price of $61.54 per share.

      Upon consummation of the plan, holders of Class A Common Stock would own 99.9% of Anacomp's equity and those holding Class B Common Stock would own 0.1%.

        "In contrast to many other Chapter 11 filings, ours is not related to problems with day-to-day operations of the Company," added Smoot. "Although our performance and cash flow are not yet where we'd like them, our overall operating results continue to improve. Our restructuring plan is simply about converting debt into equity."

      The Company filed its Chapter 11 petition in the U.S. Bankruptcy Court in the Southern District of California.


ABOUT ANACOMP

Anacomp, Inc. is a leading provider of document-management and technical services. With global operations backed by more than 30 years of outsourcing experience, Anacomp offers premium services for virtually any business application. Anacomp comprises two business units: Document Solutions (document-management outsource services) and Technical Services (multi-vendor equipment maintenance services, systems and supplies). For more information, visit Anacomp's web site at www.anacomp.com.

Media/Analyst Contact: Kimberly Kasitz, Anacomp Corporate Communications,
(858) 848-5662 or kkasitz@anacomp.com


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This news release contains forward-looking statements under the Private
Securities Litigation Reform Act of 1995, including those relating to the anticipated effects of the Company's debt-restructuring plan. These forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such risks, uncertainties and other important factors include: the results of the Chapter 11 proceedings; general economic and business conditions; industry trends; competition; raw material costs and availability; currency fluctuations; the loss of any significant customers; changes in business strategy or development plans; availability, terms and deployment of capital; availability of qualified personnel; and changes in, or failure or inability to comply with, government regulation.

Anacomp's news releases are distributed through PRNewswire and can be accessed via the Internet (www.anacomp.com or www.prnewswire.com).

Anacomp is a registered trademark of Anacomp, Inc.

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